Pipeline Data Inc. Announces Second $3 Million Financing Arrangement With Laurus Master Fund, Ltd. Monday September 13, 10:00 am ET

BRAINTREE, Mass.--(BUSINESS WIRE)--Sept. 13, 2004--Pipeline Data Inc. (OTCBB:PPDA - News; "Pipeline") announced today that it has entered into its second financing arrangement with Laurus Master Fund, Ltd. ("Laurus Funds"), a financial institution specializing in funding small and micro-capitalization companies, which will provide Pipeline $3.0 million in financing. Under the arrangement, Pipeline issued $3,000,000 of its convertible term notes at a conversion price of $1.00 to Laurus Funds. Laurus Funds also was issued warrants to purchase up to 600,000 shares of Pipeline's common stock at exercise prices ranging between $1.25 and $1.75 per share.

Pipeline's CEO, MacAllister Smith stated "We successfully deployed the first $3.0 million we received from Laurus for strategic portfolio acquisitions, which contributed over $100,000 in cash flow for the month of June and was significant to our company achieving profitability in the second quarter. We will use this $3.0 million to increase our top line revenue, and monthly new merchant application counts by growing our wholesale ISO (Independent Sales Organization) business and acquiring additional merchant portfolios. We anticipate that these monies will be deployed with the same speed and success as the first $3.0 million. With ongoing accretive acquisitions and the completion of our wholesale division, we believe that we will be well positioned to achieve our goal of significant revenue growth in 2005."


About Pipeline Data Inc.


Pipeline Data Inc. provides integrated transaction processing services for all major credit cards. The Company offers card processing services in three key areas: wireless mobile payment, e-commerce solutions and retail merchant payment. Pipeline Data currently serves over 10,000 merchant customers.


Safe Harbor Statement


The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company's filing. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company's growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the "safe harbor" created by the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ significantly from those discussed and/or implied herein.


Contact:
     Pipeline Data Inc.
     Lane Gordon, 800-932-5708 x228
     Lane.Gordon@pipelinedata.com
     www.pipelinedata.com